UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2019

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda	001-35784	98-0691007
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida 33126

(Address of principal executive offices, and Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.001 per share	NCLH	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and 3.625% Senior Notes due 2024

On December 16, 2019, NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd., issued $565.0 million aggregate principal amount of 3.625% senior notes due 2024 (the “3.625% Notes”), which mature on December 15, 2024, pursuant to an indenture, dated as of December 16, 2019, between NCLC and U.S. Bank National Association, as trustee (the “Indenture”). NCLC used the net proceeds from the offering of the 3.625% Notes, together with cash on hand, to redeem all $565,000,000 aggregate principal amount of its outstanding 4.750% senior notes due 2021 (the “4.750% Notes”) (including paying accrued and unpaid interest) in accordance with the indenture for the 4.750% Notes and pay related transaction fees and expenses.

NCLC will pay interest on the 3.625% Notes at 3.625% per annum, semiannually on June 15 and December 15 of each year, commencing on June 15, 2020, to holders of record at the close of business on the immediately preceding June 1 and December 1, respectively.

NCLC may redeem the 3.625% Notes, in whole or in part, at any time prior to December 15, 2021, at a price equal to 100% of the principal amount of the 3.625% Notes redeemed plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole premium.” NCLC may redeem the 3.625% Notes, in whole or in part, on or after December 15, 2021, at the redemption prices set forth in the Indenture. At any time (which may be more than once) on or prior to December 15, 2021, NCLC may choose to redeem up to 40% of the aggregate principal amount of the 3.625% Notes at a redemption price equal to 103.625% of the face amount thereof with an amount equal to the net proceeds of one or more equity offerings, so long as at least 60% of the aggregate principal amount of the 3.625% Notes issued remains outstanding following such redemption.

The Indenture contains covenants that limit NCLC’s ability to, among other things: (i) create liens on certain assets to secure debt; (ii) enter into sale leaseback transactions; and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium (if any), interest and other monetary obligations on all of the then-outstanding 3.625% Notes to become due and payable immediately.

The foregoing summary is qualified entirely by reference to the full text of the Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On December 16, 2019, NCLC consummated its previously reported conditional redemption of all $565,000,000 aggregate principal amount of outstanding 4.750% Notes pursuant to the terms of the indenture governing the 4.750% Notes at a redemption price of 101.188% of the aggregate principal amount of the 4.750% Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date hereof. No 4.750% Notes will remain outstanding after the date hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of December 16, 2019, between NCL Corporation Ltd. and U.S. Bank National Association, as trustee.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2019	NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/ Mark A. Kempa
Mark A. Kempa
Executive Vice President
and Chief Financial Officer